Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-91680, Form S-3 No. 333-134405, Form S-3 No. 333-158898 and Form S-3 No. 333-181009) of Franklin Street Properties Corp. of our report dated October 28, 2013, with respect to the financial statements of revenue over certain operating expenses of 1001 17th Street, included in this Quarterly Report (Form 10-Q) for the period ended August 27, 2013 and for the year ended December 31, 2012.

/s/ Braver PC

Needham, Massachusetts

October 29, 2013